Exhibit 2.2

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

October 21, 2010

Pyare Khanna, CEO

DiscoveRx Corporation

42501 Albrae Street

Fremont, CA 94538

Re: Asset Purchase Agreement

Dear Pyare,

This letter shall serve as an amendment to the Asset Purchase Agreement (“Agreement”) entered into by and between DiscoveRx and Ambit for the sale of Ambit’s KinomeScan business, as we previous discussed. Below are the amendments referenced to the sections of the Agreement.

Section 3.9(b)

A letter from EMD to Ambit dated September 27, 2010 has been listed in Schedule 3.9(b) of the Agreement. Ambit is currently negotiating a fully assignable annual license with EMD, that Ambit will upon execution of that license assign to DiscoveRx. Ambit shall pay to EMD the annual license of […***…] fee for 2010 and DiscoveRx shall be responsible for all subsequent annual license fees.

Attached hereto is a list of compounds that were previously disclosed to DiscoveRx, identified here by the Ambit compound ID number. […***…] are disclosed as an exception to the representations and warranties regarding services provided by Ambit, but not KinomeScan Intellectual Property, contained in Section 3.9(b)(ix).

Attached hereto and previously disclosed to DiscoveRx are […***…]. These are disclosed as an exception to the representations and warranties regarding services provided by Ambit, but not KinomeScan Intellectual Property, contained in Section 3.9(b)(ix).

Section 3.21

Ambit expects to receive […***…] for services contracted for prior to but to be provided after the Effective Date of the Agreement. Within five (5) days after receipt of the funds from […***…], Ambit shall wire transfer this amount to DiscoveRx. Ambit also, expects to receive […***…]

***Confidential Treatment Requested

[…***…] for services contracted for prior to but to be provided after the Effective Date of the Agreement. Within five (5) days after receipt of both the funds from […***…] and the fully executed assignment of the underlying […***…] agreement from Ambit to DiscoveRx, Ambit shall wire transfer the sum of the received funds to DiscoveRx.

Please sign below acknowledging and agreeing to this amendment to the Agreement.

Regards,

/s/ Christopher J. Morl

Christopher J. Morl,

Chief Business Officer

I, Pyare Khanna, hereby acknowledge and agree that this letter is a binding amendment to the Asset Purchase Agreement. I represent that I am authorized to sign this letter amendment on behalf of DiscoveRx Corporation.

/s/ Pyare Khanna		Date:	10/21/10
Signature

***Confidential Treatment Requested

List of Compounds

Compound ID
[…***…]

[…***…]

Compound ID
[…***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested